Exhibit 99.3

UNIVERSAL BANCORP
Consolidated Balance Sheets
(In Thousands)

	December 31,	June 30,	December 31,
	2017	2017	2016
	(Unaudited)	(Audited)	(Unaudited)
Assets
Cash and due from banks	$10,173	$11,689	$11,034
Federal funds sold	4,001	3,313	39
Total cash and cash equivalents	14,174	15,002	11,073
Interest-bearing balances in other financial
institutions	2,584	2,932	2,932
Securities available-for-sale	89,134	89,477	86,231
Loans held for sale	-	1,226	-
Loans	262,061	268,815	263,303
Less: Allowance for loan losses	(3,324)	(3,406)	(3,696)
Loans, net	258,737	265,409	259,607

Federal Home Loan Bank stock	1,637	1,637	1,637
Bank owned life insurance	7,530	7,444	7,357
Premises, furniture and equipment	6,270	6,574	6,602
Accrued interest receivable	1,325	1,179	1,206
Goodwill	1,895	1,895	1,895
Other real estate owned	1,878	5,139	5,250
Other assets	4,236	4,599	5,607

Total assets	$389,400	$402,513	$389,397

Liabilities and Shareholders' Equity
Liabilities
Noninterest-bearing deposits	$92,286	$89,155	$85,388
Interest-bearing deposits	222,525	234,286	225,694
Total deposits	314,811	323,441	311,082
Federal Home Loan Bank advances	25,876	27,421	29,455
Other borrowings	5,000	7,595	8,110
Accrued interest payable	72	82	65
Other liabilities	419	521	352
Total liabilities	346,178	359,060	349,064

Shareholders' equity
Common stock, 100,000 shares
authorized and outstanding	100	100	100
Treasury stock - 24,004 shares	(3,596)	(3,596)	(3,596)
Surplus	4,903	4,903	4,903
Undivided profits	42,051	41,529	39,832
Accumulated other comprehensive income (loss)	(236)	517	(906)
Total shareholders' equity	43,222	43,453	40,333

Total liabilities and stockholders' equity	$389,400	$402,513	$389,397

UNIVERSAL BANCORP
Consolidated Statements of Income and Comprehensive Income
(In Thousands)

	6 mos ended	6 mos ended
	December 31,	December 31,
	2017	2016
	(Unaudited)	(Unaudited)
Interest income
Loans, including related fees	$7,211	$6,998
Securities
Taxable	550	488
Tax exempt	709	709
Other	53	42
	8,523	8,237

Interest expense
Deposits	479	465
Other	358	334
	837	799

Net interest income	7,686	7,438

Provision for loan losses	-	60

Net interest income after provision for loan losses	7,686	7,378

Non-interest income
Service charges on deposits accounts	235	267
Mortgage banking income	396	501
Gain on sales of securities	30	55
Loan servicing income	208	199
Other	361	378
	1,230	1,400

Non-interest expense
Salaries and employee benefits	4,111	3,774
Occupancy and equipment	1,426	1,208
Loan collection and other real estate expenses	(87)	795
FDIC insurance expense	80	67
Other	1,545	1,342
	7,075	7,186

Income before income taxes	1,841	1,592

Income tax expense	1,319	427

Net income	$522	$1,165

Other comprehensive income (loss)
Unrealized gains/(losses) on securities	(753)	(2,279)

Comprehensive income (loss)	$(231)	$(1,114)